Exhibit 10.1

Amendment No. 1 to Amended And Restated Employment Agreement

This Amendment No. 1 to Amended and Restated Employment Agreement (this “Amendment”) is entered into as of August 25, 2026, by and between BRC Group Holdings, Inc., f/k/a B. Riley Financial, Inc. (the “Company”) and Bryant R. Riley (the “Executive”). The above parties are referred to collectively herein as the “Parties,” and individually as a “Party.”

RECITALS

WHEREAS, the Parties have entered into an Amended and Restated Employment Agreement dated as of November 8, 2025, a copy of which is publicly filed (the “Existing Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Existing Agreement to revise certain terms relating to the amount of severance due to Executive upon termination of the Executive under certain circumstances.

AGREEMENT

NOW THEREFORE, each of the Parties, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby agree as follows:

1. Definitions. Each capitalized term not defined herein shall have the definition ascribed to it in the Existing Agreement.

2. Amendments. The parties hereto agree that, effective as of the date hereof, the Existing Agreement is hereby amended as follows:

(a) Amendment to Section 3.1. Clause (i) of Section 3.1 shall be amended and restated to read “November 8, 2027.”

(b) Amendments to Section 3.2. The parties hereto agree that, effective as of the date hereof, the Existing Agreement will be amended as follows to remove the concept of a holdback and any accrued Holdback Amount shall be released to the Executive promptly following the date hereof.

i.	The third sentence of the first paragraph shall be deleted in its entirety.

ii.	The first two sentences of the second paragraph shall be deleted in their entirety.

iii.	The last sentence of the second paragraph shall be amended and restated to read “Earning and payment of any amount under the Incentive Program is contingent upon Executive’s continued employment in good standing through the date of payment.”

(c) Amendment to Section 3.3. The last sentence of Section 3.3 shall be deleted in its entirety.

3. Full Force and Effect. Except as specifically modified or amended by the terms of this Amendment, the Existing Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed.

4. Miscellaneous Provisions.

(a) Further Assurances. Each Party, at the reasonable request of the other Party, and without additional consideration, shall, from time to time (i) execute and deliver, or shall cause to be executed and delivered, such further certificates, agreements or instruments, and (ii) take such other action, as the other Party may reasonably request, to consummate or implement the amendment contemplated by this Amendment.

(b) Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

BRC Group Holdings, Inc.

By:	/s/ Scott Yessner
Name: Scott Yessner
Title: Chief Financial Officer

/s/ Bryant R. Riley
Bryant R. Riley

3